Exhibit 5.1

December 2, 2025

Aspire Biopharma Holdings, Inc.

23150 Fashion Drive

Estero, Florida 33928

Re: Registration Statement on Form S-1 (File No. 333-[______])

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Aspire Biopharma Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to the registration for resale of up to 41,500,000 shares of the Company’s common stock, par value $0.0001, by a certain selling shareholder (the “Resale Shares” and the “Selling Shareholder”) which include up to (i) 36,377,150 shares of the Company’s common stock (the “ELOC Shares”) which may be issued and sold, in the Company’s sole discretion, to the Selling Shareholder pursuant to advance notices (the “Advance Notices”, and each an “Advance Notice”) pursuant to a Purchase Agreement dated as of November 11, 2025 (the “Second ELOC Agreement”), (ii) up to 5,000,000 shares of the Company’s common stock which shall be issued to Arena Business Solutions Global SPC II, LTD (“Arena”) in consideration of its entry into the Second ELOC Agreement (the “Commitment Fee Shares”), and (iii) 122,850 shares of the Company’s common stock (the “Transaction Fee Shares”) which were issued to Arena as a transaction fee pursuant to the Second ELOC Agreement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Resale Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Resale Shares, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate laws of the State of Delaware and the laws of the State of New York, as currently in effect (based solely upon our review of a standard compilation thereof). This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.3 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 |

WWW.SRFC.LAW